ENERSYS
AWARD AGREEMENT FOR EMPLOYEES – RESTRICTED STOCK UNITS
UNDER THE SECOND AMENDED AND RESTATED
2010 EQUITY INCENTIVE PLAN
THIS AWARD AGREEMENT FOR EMPLOYEES – RESTRICTED STOCK UNITS (this “Agreement”), dated as of May 16, 2016, is between ENERSYS, a Delaware corporation (the “Company”), and the individual identified on the signature page hereof (the “Participant”).
BACKGROUND
A.The Participant is currently an employee of the Company or one of its Subsidiaries.
B.The Company desires to (i) provide the Participant with an incentive to remain in the employ of the Company or one of its Subsidiaries, and (ii) increase the Participant’s interest in the success of the Company by granting restricted stock units (the “Restricted Stock Units”) to the Participant.
C.This grant of the Restricted Stock Units is (i) made pursuant to the Second Amended and Restated EnerSys 2010 Equity Incentive Plan (the “Plan”); (ii) made subject to the terms and conditions of this Agreement and Appendix A; and (iii) not employment compensation nor an employment right and is made in the sole discretion of the Company’s Compensation Committee.
AGREEMENT
NOW, THEREFORE, in consideration of the covenants and agreements contained in this Agreement, the parties hereto, intending to be legally bound, agree as follows:
1.Definitions; Incorporation of Plan Terms. Capitalized terms used in this Agreement without definition shall have the meanings assigned to them in the Plan. This Agreement and the Restricted Stock Units shall be subject to the Plan. The terms of the Plan and the Background provisions of this Agreement are hereby incorporated into this Agreement by reference and made a part hereof as if set forth in their entirety in this Section 1. If there is a conflict or an inconsistency between the Plan and this Agreement, the Plan shall govern.
2.Grant of Restricted Stock Units.
(a)Subject to the provisions of this Agreement and pursuant to the provisions of the Plan, the Company hereby grants to the Participant the number of Restricted Stock Units specified on the signature page of this Agreement. The Company shall credit to a bookkeeping account maintained by the Company, or a third party on behalf of the Company, for the Participant’s benefit, the number of Restricted Stock Units granted hereunder, each of which shall be deemed to be the equivalent of one share of the Company’s Common Stock.
(b)If the Company declares and pays a dividend or a distribution on Common Stock in the form of cash, then a number of additional Restricted Stock Units shall be credited to the Participant as of the payment date for such dividend or distribution equal to the result of dividing (i) the product of the total number of Restricted Stock Units credited to the Participant as of the record date for such dividend or distribution (other than previously settled or forfeited Restricted Stock Units) times the per share amount of such dividend or distribution, by (ii) the Fair Market Value of one share of Common Stock as of the record date for such dividend or distribution. Any Restricted Stock Units credited to the Participant under this subsection shall be or become vested or forfeited (as appropriate) to the same extent as the underlying Restricted Stock Units.
(c)If the Company declares and pays a dividend or distribution on the Common Stock in the form of additional shares, or there occurs a forward split of Common Stock, then a number of additional Restricted Stock Units shall be credited to the Participant as of the payment date for such dividend or distribution or forward split equal to (i) the number of Restricted Stock Units credited to the Participant as of the record date for such dividend or distribution or split (other than previously settled or forfeited Restricted Stock Units), multiplied by (ii) the number of additional shares actually paid as a dividend or distribution or issued in such split in respect of each outstanding share of Common Stock. Any Restricted Stock Units credited to the Participant under this subsection shall be or become vested or forfeited (as appropriate) to the same extent as the underlying Restricted Stock Unit.
3.Terms and Conditions.
(a)    Vesting. All of the Restricted Stock Units shall initially be unvested. Twenty-five percent (25%) of the Restricted Stock Units (rounded up to the nearest whole number) shall vest on the first anniversary of the date of this Agreement and on each of the next three (3) successive anniversaries thereof (each such anniversary, a “Vesting Date”) unless previously vested or forfeited in accordance with the Plan or this Agreement (the “Normal Vesting Schedule”).
(i)Any Restricted Stock Units that fail to vest because the employment condition is not satisfied shall be forfeited, subject to the special provisions set forth in Subsections 3(a)(ii) through 3(a)(iv).
(ii)If the Participant’s employment terminates due to death or Permanent Disability or in the event of a Change in Control where the holders of the Company’s Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, Restricted Stock Units not previously vested shall immediately become vested. With respect to any of the Restricted Stock Units that constitute “deferred compensation” as defined under Code Section 409A, for purposes of this Section 3(a)(ii) and any acceleration of the Restricted Stock Units upon a Change in Control, a Change in Control shall be deemed to occur only if, in addition to the requirements set forth in the Plan, the Change in Control also meets the requirements of IRS Reg. §1.409A-3(i)(5), to the extent necessary to avoid the imposition of taxes thereunder.
(iii)If on or within two years after a Change in Control (other than a Change in Control described in Section 3(a)(ii) above), the Participant terminates employment for Good Reason, or is terminated by the Company without Cause, Restricted Stock Units not previously vested shall immediately become vested.
(iv)In the event of the Participant’s Retirement, the Compensation Committee may determine, in its sole discretion, whether and the manner in which Restricted Stock Units not previously vested (or any portion thereof) shall be vested and be settled pursuant to Section 3(d). In the absence of Compensation Committee action, upon such Retirement, the Restricted Stock Units which have not vested as of the date of such termination shall vest pro-rata as of the date of the Participant’s Retirement. All such Restricted Stock Units which shall have not vested as a result of such Retirement shall be immediately and automatically forfeited without consideration of any kind and to the extent that the date the Participant first becomes eligible for Retirement and the vesting date under this Section 3(a)(iv) are in different tax years, any amount payable under this subsection shall constitute the payment of nonqualified deferred compensation, subject to the requirements of Code Section 409A unless an exemption under the treasury regulations is available.
The number of unvested Restricted Stock Units that shall vest pro-rata upon Retirement (absent action to the contrary by the Compensation Committee) described in the penultimate sentence of the foregoing paragraph of this Section 3(a)(iv) shall be calculated by multiplying (A) the quotient obtained by dividing the number of completed months that the Participant was employed by the Company or one of its Subsidiaries since the most recent Vesting Date by 48, by (B) the number of Restricted Stock Units subject to this Agreement.
(b)    Restrictions on Transfer. Until the earlier of the applicable vesting date under the Normal Vesting Schedule, the date of a termination of employment due to death or Permanent Disability, the date of a Change in Control described in Section 3(a)(ii), or the date of a termination of employment on or within two years after a Change in Control described in Section 3(a)(iii), or as otherwise provided in the Plan, no transfer of the Restricted Stock Units or any of the Participant’s rights with respect to the Restricted Stock Units, whether voluntary or involuntary, by operation of law or otherwise, shall be permitted. Unless the Compensation Committee determines otherwise, upon any attempt to transfer any Restricted Stock Units or any rights in respect of the Restricted Stock Units before the earlier of the applicable vesting date under the Normal Vesting Schedule, the date of a termination of employment due to death or Permanent Disability, the date of a Change in Control described in Section 3(a)(ii), or the date of a termination of employment on or within two years after a Change in Control described in Section 3(a)(iii), such unit, and all of the rights related to such unit, shall be immediately and automatically forfeited by the Participant without consideration of any kind.
(c)    Forfeiture. Upon termination of the Participant’s employment with the Company or a Subsidiary for any reason other than death, Permanent Disability or one of the reasons set forth in Sections 3(a)(iii) and (iv), the Participant shall forfeit any and all Restricted Stock Units which have not vested as of the date of such termination and such units shall revert to the Company without consideration of any kind.
(d)    Settlement. Restricted Stock Units not previously forfeited shall be settled on the earlier of the applicable Vesting Date under the Normal Vesting Schedule, the date of a termination of employment due to death or Permanent Disability, the date of a Change in Control described in Section 3(a)(ii), the date of a termination of employment on or within two years after a Change in Control described in Section 3(a)(iii), or, unless otherwise provided by the Compensation Committee, the date of a termination of employment due to Retirement described in Section 3(a)(iv), by delivery of one share of Common Stock for each Restricted Stock Unit being settled or, if determined by the Compensation Committee in its sole discretion, by a payment of cash equal to the Fair Market Value of one share of Common Stock.
4.Noncompetition. The Participant agrees with the Company that, for as long as the Participant is employed by the Company or any of its Subsidiaries and continuing for twelve (12) months (or such longer period as may be provided in an employment or similar agreement between the Participant and the Company or one of its Subsidiaries) following a termination of such employment due to Permanent Disability or under Sections 3(a)(iii) or (iv) of this Agreement or that occurs after any of the Restricted Stock Units have vested, the Participant shall not, without the prior written consent of the Company, directly or indirectly, and whether as principal or investor or as an employee, officer, director, manager, partner, consultant, agent, or otherwise, alone or in association with any other person, firm, corporation, or other business organization, engage or otherwise become involved in a Competing Business in the Americas, Europe, Middle East or Asia, or in any other geographic area throughout the world (a) in which the Company or any of its Subsidiaries has engaged in any of the activities that comprise a Competing Business during the Participant’s employment, or (b) in which the Participant has knowledge of the Company’s plans to engage in any of the activities that comprise a Competing Business (including, without limitation, in any area in which any customer of the Company or any of its Subsidiaries may be located); provided, however, that the provisions of this Section 4 shall apply solely to those activities of a Competing Business, with which the Participant was personally involved or for which the Participant was responsible while employed by the Company or its Subsidiaries during the twelve (12) month period preceding termination of the Participant’s employment. This Section 4 will not be violated, however, by the Participant’s investment of up to US$100,000 in the aggregate in one or more publicly-traded companies that engage in a Competing Business.

5.Wrongful Solicitation. As a separate and independent covenant, the Participant agrees with the Company that, for as long as the Participant is employed by the Company or any of its Subsidiaries and continuing for twelve (12) months (or such longer period as may be provided in an employment or similar agreement between the Participant and the Company or one of its Subsidiaries) following a termination of such employment due to Permanent Disability or under Sections 3(a)(iii) or (iv) of this Agreement or that occurs after any of the Restricted Stock Units have vested, the Participant shall not engage in any Wrongful Solicitation.
6.Confidentiality; Specific Performance.
(a)    The Participant agrees with the Company that the Participant shall not at any time, except in performance of the Participant’s obligations to the Company hereunder or with the prior written consent of the Company, directly or indirectly, reveal to any person, entity, or other organization (other than the Company, or its employees, officers, directors, stockholders, or agents) or use for the Participant’s own benefit any information deemed to be confidential by the Company or any of its Affiliates (“Confidential Information”) relating to the assets, liabilities, employees, goodwill, business, or affairs of the Company or any of its Affiliates, including, without limitation, any information concerning past, present, or prospective customers, manufacturing processes, marketing, operating, or financial data, or other confidential information used by, or useful to, the Company or any of its Affiliates and known (whether or not known with the knowledge and permission of the Company or any of its Affiliates and whether or not at any time prior to the Date of Grant developed, devised, or otherwise created in whole or in part by the efforts of the Participant) to the Participant by reason of the Participant’s employment with, equity holdings in, or other association with the Company or any of its Affiliates. The Participant further agrees that the Participant will retain all copies and extracts of any written Confidential Information acquired or developed by the Participant during any such employment, equity holding, or association in trust for the sole benefit of the Company, its Affiliates, and their successors and assigns. The Participant further agrees that the Participant will not, without the prior written consent of the Company, remove or take from the Company’s or any of its Affiliate’s premises (or if previously removed or taken, the Participant will promptly return) any written Confidential Information or any copies or extracts thereof. Upon the request and at the expense of the Company, the Participant shall promptly make all disclosures, execute all instruments and papers, and perform all acts reasonably necessary to vest and confirm in the Company and its Affiliates, fully and completely, all rights created or contemplated by this Section 6. The term “Confidential Information” shall not include information that is or becomes generally available to the public other than as a result of a disclosure by, or at the direction of, the Participant.
(b)    The Participant agrees that upon termination of the Participant’s employment with the Company or any Subsidiary for any reason, the Participant will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way evidencing (in whole or in part) Confidential Information relating to the business of the Company and its Subsidiaries and Affiliates. The Participant further agrees that the Participant will not retain or use for the Participant’s account at any time any trade names, trademark, or other proprietary business designation used or owned in connection with the business of the Company or its Subsidiaries or Affiliates.
(c)    The Participant acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Section 6, or Section 4 or 5 above, would be inadequate and, in recognition of this fact, the Participant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond (or other security other than any mandatory minimum or nominal bond or security), shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, or any other equitable remedy which may then be available.
7.Taxes.
(a)    This Section 7(a) applies only to (a) all Participants who are U.S. employees, and (b) to those Participants who are employed by a Subsidiary of the Company that is obligated under applicable local law to withhold taxes with respect to the settlement of the Restricted Stock Units. Such Participant shall pay to the Company or a designated Subsidiary, promptly upon request, and in any event at the time the Participant recognizes taxable income, or withholding of employment taxes is required, with respect to the Restricted Stock Units, an amount equal to the taxes the Company determines it is required to withhold under applicable tax laws with respect to the Restricted Stock Units. The Participant may satisfy the foregoing requirement by making a payment to the Company in cash or, in accordance with rules and regulations promulgated by the Compensation Committee, by delivering already owned unrestricted shares of Common Stock or by having the Company withhold a number of shares of Common Stock in which the Participant would otherwise become vested under this Agreement, in each case, having a value equal to the maximum amount of tax permitted to be withheld that will not result in adverse financial accounting consequences to the Company. Such shares shall be valued at their fair market value on the date as of which the amount of tax to be withheld is determined.
(b)    The Participant acknowledges that the tax laws and regulations and financial accounting principles and guidance applicable to the Restricted Stock Units and the disposition of the shares following the settlement of Restricted Stock Units are complex and subject to change.
8.Securities Laws Requirements. The Company shall not be obligated to transfer any shares following the settlement of Restricted Stock Units to the Participant free of a restrictive legend if such transfer, in the opinion of counsel for the Company, would violate the Securities Act of 1933, as amended (the “Securities Act”) (or any other federal or state statutes having similar requirements as may be in effect at that time).

9.No Obligation to Register. The Company shall be under no obligation to register any shares as a result of the settlement of the Restricted Stock Units pursuant to the Securities Act or any other federal or state securities laws.
10.Market Stand-Off. In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act for such period as the Company or its underwriters may request (such period not to exceed 180 days following the date of the applicable offering), the Participant shall not, directly or indirectly, sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, any of the Restricted Stock Units granted under this Agreement or any shares resulting the settlement thereof without the prior written consent of the Company or its underwriters.
11.Protections Against Violations of Agreement. No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the Restricted Stock Units by any holder thereof in violation of the provisions of this Agreement or the Certificate of Incorporation or the Bylaws of the Company, will be valid, and the Company will not transfer any shares resulting from the settlement of Restricted Stock Units on its books nor will any of such shares be entitled to vote, nor will any dividends be paid thereon, unless and until there has been full compliance with such provisions to the satisfaction of the Company. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce such provisions.
12.Rights as a Stockholder. The Participant shall not possess the right to vote the shares underlying the Restricted Stock Units until the Restricted Stock Units have been settled in accordance with the provisions of this Agreement and the Plan.
13.Survival of Terms. This Agreement shall apply to and bind the Participant and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors. The terms of Sections 4-7,13, 14, 16, 18-21 and 23 shall expressly survive the forfeiture of the Restricted Stock Units and the termination of this Agreement.
14.Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or sent by certified or registered mail, return receipt requested, postage prepaid, addressed, if to the Participant, to the Participant’s attention at the mailing address set forth on the signature page of this Agreement (or to such other address as the Participant shall have specified to the Company in writing) and, if to the Company, to the Company’s office at 2366 Bernville Road, Reading, Pennsylvania 19605, Attention: General Counsel (or to such other address as the Company shall have specified to the Participant in writing). All such notices shall be conclusively deemed to be received and shall be effective, if sent by hand delivery, upon receipt, or if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed.
15.Waiver. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.
16.Authority of the Administrator. The Compensation Committee shall have full authority to interpret and construe the terms of the Plan and this Agreement, including but not limited to making all determinations regarding eligibility, vesting, forfeiture and the calculation of the number of Restricted Stock Units awarded or credited under this Agreement. The determination of the Compensation Committee as to any such matter of interpretation, construction or calculation shall be final, binding and conclusive.
17.Representations. The Participant has reviewed with his or her own tax advisors the applicable tax (U.S., foreign, state, and local) consequences of the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that the Participant (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement.
18.Investment Representation. The Participant hereby represents and warrants to the Company that the Participant, by reason of the Participant’s business or financial experience (or the business or financial experience of the Participant’s professional advisors who are unaffiliated with and who are not compensated by the Company or any affiliate or selling agent of the Company, directly or indirectly), has the capacity to protect the Participant’s own interests in connection with the transactions contemplated under this Agreement.
19.Entire Agreement; Language; Governing Law. This Agreement and the Plan and the other related agreements expressly referred to herein set forth the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same agreement. The headings of sections and subsections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of this Agreement. This Agreement has been prepared in English and may be translated into one or more other languages. If there is a discrepancy between or among any of these versions, the English version shall prevail. Unless otherwise restricted by applicable law, this Agreement may be executed electronically. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, USA.

20.Severability; Judicial Reformation. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original Agreement. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable, in lieu of severing such unenforceable provision, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and such determination by such judicial body shall not affect the enforceability of such provisions or provisions in any other jurisdiction.
21.Amendments; Construction. The Compensation Committee may amend the terms of this Agreement prospectively or retroactively at any time, but (unless otherwise provided under Section 18 of the Plan) no such amendment shall impair the rights of the Participant hereunder without his or her consent. To the extent the terms of Section 4 conflict with any prior agreement between the parties related to such subject matter, the terms of Section 4, to the extent more restrictive, shall supersede such conflicting terms and control. Headings to Sections of this Agreement are intended for convenience of reference only, are not part of this Agreement and shall have no effect on the interpretation hereof.
22.Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understand the terms and provision thereof, and accepts the shares of Restricted Stock Units subject to all the terms and conditions of the Plan and this Agreement. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Compensation Committee upon any questions arising under this Agreement.
23.Miscellaneous.
(a)    No Rights to Grants or Continued Employment. The Participant acknowledges that the award granted under this Agreement is not employment compensation nor is it an employment right, and is being granted at the sole discretion of the Compensation Committee. The Participant shall not have any claim or right to receive grants of Awards under the Plan. Neither the Plan nor this Agreement, or any action taken or omitted to be taken hereunder or thereunder, shall be deemed to create or confer on the Participant any right to be retained as an employee of the Company or any Subsidiary or other Affiliate thereof, or to interfere with or to limit in any way the right of the Company or any Affiliate or Subsidiary thereof to terminate the employment of the Participant at any time.
(b)    No Restriction on Right of Company to Effect Corporate Changes. Neither the Plan nor this Agreement shall affect in any way the right or power of the

Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred, or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the assets or business of the Company, or any other corporate act or proceeding, whether of a similar character or otherwise.
(c)    Assignment. The Company shall have the right to assign any of its rights and to delegate any of its duties under this Agreement to any of its Affiliates. The terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of the permitted successors and assigns of the Company (including any person or entity which acquires all or substantially all of the assets of the Company).
(d)    Adjustments. The Restricted Stock Units shall be adjusted or terminated as contemplated by Section 16(a) of the Plan, including, in the discretion of the Compensation Committee, rounding to the nearest whole number of Restricted Stock Units or shares of Common Stock, as applicable.
(a)    Clawback Policy. The Restricted Stock Units, and any cash or shares of Common Stock delivered upon settlement of the Restricted Stock Units shall be subject to the terms of the clawback policy adopted by the Board of Directors (as such policy may be amended from time-to-time).
24.    Code Section 409A. Notwithstanding anything in this Agreement to the contrary, the receipt of any benefits under this Agreement as a result of a termination of employment shall be subject to satisfaction of the condition precedent that the Participant undergo a “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h) or any successor thereto. In addition, if a Participant is deemed to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provisions of any benefit that is required to be delayed pursuant to Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six (6) month period measured from the date of the Participant's “separation from service” (as such term is defined in Treas. Reg. § 1.409A-1(h)), or (ii) the date of the Participant's death (the “Delay Period”). Within ten (10) days following the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Participant in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

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THIS AGREEMENT SHALL BE NULL AND VOID AND UNENFORCEABLE BY THE PARTICIPANT UNLESS SIGNED AND DELIVERED TO THE COMPANY NOT LATER THAN THIRTY (30) DAYS SUBSEQUENT TO THE DATE OF GRANT SET FORTH BELOW.
BY SIGNING THIS AGREEMENT, THE PARTICIPANT IS HEREBY CONSENTING TO THE USE AND TRANSFER OF THE PARTICIPANT’S PERSONAL DATA BY THE COMPANY TO THE EXTENT NECESSARY TO ADMINISTER AND PROCESS THE AWARDS GRANTED UNDER THIS AGREEMENT.
IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Participant has executed this Agreement, both as of the day and year first above written.

ENERSYS

By:
Name:	David M. Shaffer
Title:	President & Chief Executive Officer

PARTICIPANT

Name:
Address:

Date of Grant: May 16, 2016

Number of Restricted Stock Units: ________

Appendix A
to
Restricted Stock Unit Agreement – for Employees
Under the Second Amended and Restated 2010 Equity Incentive Plan

This Appendix A contains supplemental terms and conditions for awards of Restricted Stock Units (“RSUs”) granted as of the Date of Grant set forth in the Agreement under the Second Amended and Restated 2010 Equity Incentive Plan (the “Plan”) to Participants who reside outside the United States or who are otherwise subject to the laws of a country other than the United States.
You have also received the Agreement applicable to the Award set forth therein. The Agreement, together with this Appendix A and the Plan are the terms and conditions of the grant of RSUs set forth in the Agreement. To the extent that this Appendix A amends, deletes or supplements any terms of the Agreement, this Appendix A shall control. Capitalized terms used but not defined herein shall have the same meanings ascribed to them in the Agreement.
Section I of this Appendix A contains special terms and conditions that govern the RSUs outside of the United States. Section II of this Appendix A includes special terms and conditions in the specific countries listed therein.

This Appendix A may also include information regarding exchange controls, taxation of awards and certain other issues of which you should be aware with respect to participation in the Plan. The information is based on the securities, exchange control, tax and other laws concerning RSUs in effect as of May __, 2016. Such laws are often complex and change frequently; the information may be out of date at the time you vest in the RSUs or sell shares acquired under the Plan. As a result, the Company strongly recommends that you not rely on the information noted herein as the only source of information relating to the consequences of your participation in the Plan.

In addition, this Appendix A is general in nature, does not discuss all of the various laws, rules and regulations which may apply to your particular situation and the Company does not assure you of any particular result. Accordingly, you are strongly advised to seek appropriate professional advice as to how the relevant laws in your country apply to your specific situation.

Finally, if you are a citizen or resident of a country other than the one in which you are currently working, transferred employment after the Award was granted or is considered a resident of another country for local law purposes, the information contained herein may not be applicable to you in the same manner. In addition, the Company shall, in its sole discretion, determine to what extent the terms and conditions contained herein will apply under these circumstances.

Section I. All Countries Outside the United States

1.    Nature of Grant. In accepting the Award, you acknowledge that:

1.1
the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

1.2
the grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted repeatedly in the past;

1.3	all decisions with respect to future grants, if any, will be at the sole discretion of Company;

1.4	you are voluntarily participating in the Plan;

1.5
the RSUs and the shares subject to the RSUs are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or any Subsidiary, and which is outside the scope of your employment contract, if any;

1.6	the RSUs and the shares subject to the RSUs are not intended to replace any pension rights, if any, or compensation;

1.7
the RSUs and the shares subject to the RSUs, and the income and value of same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any Subsidiary;

1.8	the grant of the RSUs and your participation in the Plan will not be interpreted to form an employment contract or relationship with the Company or any Subsidiary;

1.9	the future value of the underlying shares is unknown and cannot be predicted with certainty;

1.10	if you obtain shares, the value of those shares acquired may increase or decrease in value;

1.11
in consideration of the grant of the RSUs, no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from termination of your employment with the Company or any Subsidiary (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release the Company and the Subsidiaries from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, you will be deemed irrevocably to have waived his or her entitlement to pursue such claim;

1.12
in the event of termination of your employment (whether or not in breach of local labor laws), your right to vest in the RSUs under the Plan, if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); the Compensation Committee shall have the exclusive discretion to determine when you are no longer actively employed for purposes of your Award;

1.13	the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of Common Stock;

1.14	you are hereby advised to consult with your personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan;

1.15
unless otherwise provided in the Plan or by the Company in its discretion, the RSUs and the benefits evidenced by this Agreement do not create any entitlement to have the RSUs or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company; and

1.16
neither the Company, any Subsidiary nor any Affiliate of the Company shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to you pursuant to the settlement of the RSUs or the subsequent sale of any shares acquired upon settlement.

2.     Data Privacy. I hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of my personal data as described in this Agreement and any other Award grant materials by and among, as applicable, the employer, the Company and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing my participation in the Plan (“Data”).

I understand that the Company and the employer may hold certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Awards or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in my favor, for the exclusive purpose of implementing, administering and managing the Plan.

I understand that Data will be transferred to a third party plan administrator, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. I understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than my country. I understand that if I reside outside the United States, I may request a list with the names and addresses of any potential recipients of the Data by contacting my local human resources representative. I authorize the Company, the third party administrator and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing my participation in the Plan. I understand that Data will be held only as long as is necessary to implement, administer and manage my participation in the Plan. I understand that if I reside outside the United States, I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing my local human resources representative. Further, I understand that I am providing the consents herein on a purely voluntary basis. If I do not consent, or if I later seek to revoke my consent, my employment status or service and career with the employer will not be adversely affected; the only adverse consequence of refusing or withdrawing my consent is that the Company would not be able to grant me the Award or other awards or administer or maintain such awards. Therefore, I understand that refusing or withdrawing my consent may affect my ability to participate in the Plan. For more information on the consequences of my refusal to consent or withdrawal of consent, I understand that I may contact my local human resources representative.

3.    Payment of Taxes. The following provisions supplement Section 7 of the Agreement entitled “Taxes.”

3.1
Regardless of any action the Company or your employer (the “Employer”) takes with respect to any or all income tax, your portion of social insurance, payroll tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer.
3.2    You further acknowledge that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant of the Award, the issuance of shares upon vesting/settlement of the Award, the subsequent sale of shares acquired pursuant to such issuance and the receipt of any dividends or dividend equivalents; and (2) do not commit to, and are under no obligation to, structure the terms of the grant or any aspect of the Award to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result.
3.3     Further, if you have become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

3.4
You authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (1) withholding in shares to be issued or cash distributed upon vesting/settlement of the Award; (2) withholding from your wages or other cash compensation paid to you by the Company and/or you; (3) withholding from the proceeds of the sale of shares acquired upon vesting/settlement of the Award either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization).

3.5
To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in shares, for tax purposes, you are deemed to have been issued the full number of shares subject to the vested Award, notwithstanding that a number of the shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan.

3.6
You shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares or the proceeds of the sale of shares, if you fail to comply with this obligation.

Section II. Country-Specific Provisions

Canada

Securities Law Notification. You are permitted to sell shares acquired under the Plan through the designated broker appointed under the Plan, if any, provided that the resale of such shares takes place outside of Canada through the facilities of a national securities exchange on which the shares are listed (i.e., The New York Stock Exchange).

Language Consent. The parties acknowledge that it is their express wish that the Plan, the Agreement and this Appendix A, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention (« Plan, Agreement and Appendix A » ), ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.

Data Privacy. The following provision supplements Section I.2 of this Appendix A.

You hereby authorize the Company or the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. You further authorize the Company and any Affiliate of the Company and the Compensation Committee to disclose and discuss the Plan with their advisors. You further authorize the Company and any affiliate to record such information and to keep such information in your file.

Foreign Asset Reporting Information. You are responsible for reporting foreign property (including shares acquired under the Plan) on form T1135 (Foreign Income Verification Statement) if the total cost of your foreign property exceeds C$100,000 at any time in the applicable tax year. For the 2013 tax year, the filing deadline is July 31, 2014. For the 2014 tax year and later, the form must be filed by April 30th of the following year.

China

Payment of RSUs. Notwithstanding any discretion in Section 11 of the Plan or in Section 2 of the Agreement and Appendix A, the grant of RSUs does not provide any right for you to receive shares and the RSUs are payable in cash only.

Foreign Asset/Account Reporting Information. Effective from January 1, 2014, PRC residents are required to report to SAFE details of their foreign financial assets and liabilities, as well as details of any economic transactions conducted with non-PRC residents, either directly or through financial institutions. Under these new rules, you may be subject to reporting obligations for Awards acquired under the Plan and Plan-related transactions. It is your responsibility to comply with this reporting obligation and you should consult your personal tax advisor in this regard.

Finland
There are no country-specific provisions.
India
Payment of RSUs. Notwithstanding any discretion in Section 11 of the Plan and Section 2 of the Agreement, the grant of RSUs does not provide any right for you to receive shares and the RSUs are payable in cash only.

Exchange Control Information. You must repatriate to India the proceeds from the sale of shares acquired at vesting and any dividends received in relation to the shares within 90 days after receipt. You must obtain evidence of the repatriation of funds in the form of a foreign inward remittance certificate (the “FIRC”) from the bank where you deposited the foreign currency. You must retain the FIRC in your records to present to the Reserve Bank of India or your Employer in the event that proof of repatriation is requested.
Foreign Assets Reporting Information. You are required to declare your foreign bank accounts and any foreign financial assets (including shares held outside India) in your annual tax return. It is your responsibility to comply with this reporting obligation and you should consult your personal advisor in this regard.

Malaysia

Director Notification Obligation. If you are a director of a Malaysian affiliate, you are subject to certain notification requirements under the Malaysian Companies Act. Among these requirements is an obligation to notify the Malaysian affiliate in writing when you receive or dispose of an interest (e.g., an award under the Plan or shares) in the Company or any related company. Such notifications must be made within 14 days of receiving or disposing of any interest in the Company or any related company.

Insider-Trading Information. You should be aware of the Malaysian insider-trading rules, which may impact your acquisition or disposal of shares or rights to shares under the Plan. Under the Malaysian insider-trading rules, you are prohibited from acquiring or selling shares or rights to shares (e.g., an award under the Plan) when you are in possession of information which is not generally available and which you know or should know will have a material effect on the price of shares once such information is generally available.

Data Privacy. The following provision replaces Section I.2 of this Appendix A.

I hereby explicitly, voluntarily and unambiguously consent to the collection, use and transfer, in electronic or other form, of my personal data as described in this Agreement and Appendix and any other Plan grant materials by and among, as applicable, the Employer, the Company and any of its other Subsidiaries or Affiliates or any third parties authorized by the same in assisting in the implementation, administration and management of my participation in the Plan.
I may have previously provided the Company and the Employer with, and the Company and the Employer may hold, certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, the fact and conditions of my participation in the Plan, details of all RSUs or any other entitlement to Shares awarded, cancelled, exercised, vested, unvested or outstanding in my favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.
I also authorize any transfer of Data, as may be required, to any external stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan and/or with whom any shares acquired upon vesting of RSUs are deposited. I acknowledge that these recipients may be located in my country or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy

Saya dengan ini secara eksplicit, secara sukarela dan tanpa sebarang keraguan mengizinkan pengumpulan, penggunaan dan pemindahan, dalam bentuk elektronik atau lain-lain, data peribadi saya seperti yang dinyatakan dalam Perjanjian dan Lampiran ini dan apa-apa bahan geran Pelan oleh dan di antara, seperti mana yang terpakai, Majikan, Syarikat dan mana-mana Anak Syarikat yang lain atau Syarikat Sekutu kami atau mana-mana pihak ketiga yang diberi kuasa oleh yang sama untuk membantu dalam pelaksanaan, pentadbiran dan pengurusan penyertaan saya dalam Pelan.
Sebelum ini, saya mungkin telah membekalkan Syarikat dan Majikan dengan, dan Syarikat dan Majikan mungkin memegang, maklumat peribadi tertentu tentang saya, termasuk, tetapi tidak terhad kepada, nama saya, alamat rumah dan nombor telefon, tarikh lahir, nombor insurans sosial atau nombor pengenalan lain, gaji, kewarganegaraan, jawatan, apa-apa saham atau jawatan pengarah yang dipegang dalam Syarikat, fakta dan syarat-syarat penyertaan saya dalam Pelan, butir-butir semua RSU atau apa-apa hak lain untuk Saham yang dianugerahkan, dibatalkan, dilaksanakan, terletak hak, tidak diletak hak ataupun yang belum dijelaskan bagi faedah saya ("Data"), untuk tujuan yang eksklusif bagi melaksanakan, mentadbir dan menguruskan Pelan.
Saya juga memberi kuasa untuk membuat apa-apa pemindahan Data, sebagaimana yang diperlukan, kepada pembekal perkhidmatan pelan saham luar yang lain sebagaimana yang mungkin dipilih oleh Syarikat pada masa depan, yang membantu Syarikat dalam pelaksanaan, pentadbiran dan pengurusan Pelan dan/atau dengan sesiapa yang mendepositkan apa-apa saham yang diperolehi apabila RSU terletak hak. . Saya mengakui bahawa penerima-penerima ini mungkin berada di negara saya atau di tempat lain, dan bahawa negara penerima (contohnya, Amerika Syarikat)

laws and protections to my country, which may not give the same level of protection to Data. I understand that I may request a list with the names and addresses of any potential recipients of Data by contacting my local human resources representative. I authorize the Company, the external stock plan service provider and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing my participation in the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing my participation in the Plan. I understand that Data will be held only as long as is necessary to implement, administer and manage my participation in the Plan. I understand that I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case, without cost, by contacting in writing my local human resources representative, whose contact details are Cheng Liang Heng, cl.heng@enersys.com.sg, Further, I understand that I am providing the consents herein on a purely voluntary basis. If I do not consent, or if I later seek to revoke my consent, my employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing my consent is that the Company would not be able to grant future RSUs or other equity awards to me or administer or maintain such awards. Therefore, I understand that refusing or withdrawing my consent may affect my ability to participate in the Plan. For more information on the consequences of my refusal to consent or withdrawal of consent, I mungkin mempunyai undang-undang privasi data dan perlindungan yang berbeza daripada negara saya, yang mungkin tidak boleh memberi tahap perlindungan yang sama kepada Data. Saya faham bahawa saya boleh meminta senarai nama dan alamat mana-mana penerima Data yang berpotensi dengan menghubungi wakil sumber manusia tempatan saya. Saya memberi kuasa kepada Syarikat, pembekal perkhidmatan pelan saham luar dan mana-mana penerima lain yang mungkin membantu Syarikat (masa sekarang atau pada masa depan) untuk melaksanakan, mentadbir dan menguruskan penyertaan saya dalam Pelan untuk menerima, memiliki, menggunakan, mengekalkan dan memindahkan Data, dalam bentuk elektronik atau lain-lain, semata-mata dengan tujuan untuk melaksanakan, mentadbir dan menguruskan penyertaan saya dalam Pelan. Saya faham bahawa Data akan dipegang hanya untuk tempoh yang diperlukan untuk melaksanakan, mentadbir dan menguruskan penyertaan saya dalam Pelan. Saya faham bahawa saya boleh, pada bila-bila masa, melihat Data, meminta maklumat tambahan mengenai penyimpanan dan pemprosesan Data, meminta bahawa pindaan-pindaan dilaksanakan ke atas Data atau menolak atau menarik balik persetujuan dalam ini, dalam mana-mana kes, tanpa kos, dengan menghubungi secara bertulis wakil sumber manusia tempatan saya, di mana butir-butir hubungannya adalah Cheng Liang Heng, cl.heng@enersys.com.sg. Selanjutnya, saya memahami bahawa saya memberikan persetujuan di sini secara sukarela. Jika saya tidak bersetuju, atau jika saya kemudian membatalkan persetujuan saya, status pekerjaan atau perkhidmatan dan kerjaya saya dengan Majikan tidak akan terjejas; satunya akibat buruk jika saya tidak bersetuju atau menarik balik persetujuan saya adalah bahawa Syarikat tidak akan dapat memberikan RSU pada masa depan atau anugerah ekuiti lain kepada saya atau mentadbir atau mengekalkan anugerah tersebut. Oleh itu, saya faham bahawa keengganan atau penarikan balik persetujuan saya boleh menjejaskan keupayaan saya untuk mengambil bahagian dalam Pelan. Untuk maklumat lanjut mengenai akibat keengganan saya

understand that I may contact my local human resources representative.	untuk memberikan keizinan atau penarikan balik keizinan, saya fahami bahawa saya boleh menghubungi wakil sumber manusia tempatan saya.

Mexico

Nature of Grant. The following provisions supplement Section I.1 (Nature of Grant) of this Appendix A:

Acknowledgment of the Grant. In accepting the Award, you acknowledge that you have received a copy of the Plan and the Agreement, including this Appendix A, and that you have reviewed the Plan and the Agreement, including this Appendix A, in its entirety and fully understand and accept all provisions of the Plan and the Agreement, including this Appendix A. You further acknowledge that you have read and specifically and expressly approve the terms and conditions of Section I.1 (Nature of Grant) of this Appendix A, in which the following is clearly described and established:

(1)     Your participation in the Plan does not constitute an acquired right.

(2)     The Plan and your participation in the Plan are offered by the Company on a wholly discretionary basis.

(3)     Your participation in the Plan is voluntary.

(4)    Neither the Company nor any Affiliate is responsible for any decrease in the value of the RSUs granted and/or shares issued under the Plan.

Labor Law Acknowledgment and Policy Statement. In accepting the RSUs, you expressly recognize that the Company, with registered offices at 2366 Bernville Road, Reading, Pennsylvania 19605, United States of America, is solely responsible for the administration of the Plan and that your participation in the Plan and acquisition of shares does not constitute an employment relationship between you and the Company since you are participating in the Plan on a wholly commercial basis and your sole employer is EnerSys de Mexico, S.A. de CV, Powersonic, S.A. de CV or Yecoltd, S. de R.L. de CV (each, a “Mexican Subsidiary”). Based on the foregoing, you expressly recognize that the Plan and the benefits that you may derive from participation in the Plan do not establish any rights between you and your employer, a Mexican Subsidiary, and do not form part of the conditions of your employment and/or benefits provided by such Mexican Subsidiary, and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of your employment.

You further understand that your participation in the Plan is a result of a unilateral and discretionary decision of the Company; therefore, the Company reserves the absolute right to amend and/or discontinue your participation in the Plan at any time, without any liability to you.

Finally, you hereby declare that you do not reserve to yourself any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or any benefits derived from the Plan; therefore, you grant a full and broad release to the Company, its shareholders, officers, agents, legal representatives, and subsidiaries with respect to any claim that may arise.

Spanish Translation.

Reconocimiento de la Subvención. Al aceptar las Unidades de Acciones Restringidas (“RSU” por sus siglas en inglés), Ud. reconoce que ha recibido y revisado una copia del Términos y Condiciones, y reconoce, además, que acepta todas las disposiciones del Términos y Condiciones. Ud. también reconoce que Ud. ha leído y aprobado de forma expresa los términos y condiciones establecidos en la Sección I.1 (“Nature of Grant”) en este Appendix A, que claramente dispone lo siguiente:

(1)    Su participación en el Plan no constituye un derecho adquirido;

(2)    El Plan y su participación en el Plan es ofrecido por la Compañía de manera completamente discrecional;

(3)    Su participación en el Plan es voluntaria; y

(4)    Ni la Compañía ni cualquiera subsidiaria es responsable de cualquier disminución del valor de las Unidades de Acciones Restringidas y/o las acciones emitidas bajo el Plan.

Declaración y Reconocimiento de Derecho y Política Laboral. Al aceptar las Unidades de Acciones Restringidas, Ud. reconoce que la Compañía, con domicilio social en 2366 Bernville Road, Reading, Pennsylvania 19605, United States of America, EE.UU., es el único responsable de la administración del Plan y su participación en el Plan y cualquier adquisición de las acciones bajo el Plan no constituyen una relación laboral entre Ud. y la Compañía, porque Ud. está participando en el Plan en su totalidad sobre una base comercial y su único empleador es EnerSys de Mexico, S.A. de CV, Powersonic, S.A. de CV or Yecoltd, S. de R.L. de CV. Basado en lo anterior, Ud. expresamente reconoce que el Plan y los beneficios que pueden derivarse de la participación en el Plan no establecen algún derecho entre Ud. y el Empleador, EnerSys de Mexico, S.A. de CV, Powersonic, S.A. de CV or Yecoltd, S. de R.L. de CV, y que no forman parte de las condiciones de empleo y/o beneficios provenidos por EnerSys de Mexico, S.A. de CV, Powersonic, S.A. de CV or Yecoltd, S. de R.L. de CV, y cualquier modificación del Plan o la terminación de su contrato no constituirá un cambio o deterioro de los términos y condiciones de su empleo.

Además, Ud. comprende que su participación en el Plan es causado por una decisión discrecional y unilateral de la Compañía, por lo que la Compañía se reserva el derecho absoluto de modificar y/o suspender su participación en el Plan en cualquier momento, sin responsabilidad alguna a Ud.

Finalmente, Ud. manifiesta que no se reserva ninguna acción o derecho que origine una demanda en contra de la Compañía, por cualquier compensación o daño en relación con cualquier disposición del Plan o de los beneficios derivados del mismo, y en consecuencia usted otorga un amplio y total descargo de responsabilidad a la Compañía, sucursales, oficinas de representación, sus accionistas, directores, agentes y representantes legales, y Subsidiarias, con respecto a cualquier demanda que pudiera surgir.

Poland

Exchange Control Notice. Polish residents holding foreign securities (including shares) and maintaining accounts abroad must report information to the National Bank of Poland on transactions and balances of the securities and cash deposited in such accounts if the value of such securities and cash (when combined with all other assets held abroad) exceeds PLN 7,000,000. If required, the reports must be filed on a quarterly basis on special forms available on the website of the National Bank of Poland.

If you transfer funds in excess of €15,000 into Poland in connection with the sale of shares under the Plan, the funds must be transferred via a bank account. You are required to retain the documents connected with a foreign exchange transaction for a period of five years, as measured from the end of the year in which such transaction occurred. If you hold shares acquired under the Plan and/or maintain a bank account abroad, you will have reporting duties to the National Bank of Poland.

Switzerland
Securities Law Notice. The grant of the RSUs is considered a private offering in Switzerland and is therefore not subject to securities registration in Switzerland.